Exhibit 7
Consolidated Report of Condition of
Wells Fargo Bank National Association
of 101 North Phillips Avenue, Sioux Falls, SD 57104
And Foreign and Domestic Subsidiaries,
at the close of business September 30, 2006, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts
		In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$12,568
Interest-bearing balances		2,329
Securities:
Held-to-maturity securities		0
Available-for-sale securities		47,734
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		4,359
Securities purchased under agreements to resell		1,055
Loans and lease financing receivables:
Loans and leases held for sale		39,455
Loans and leases, net of unearned income	240,414
LESS: Allowance for loan and lease losses	2,226
Loans and leases, net of unearned income and allowance		238,188
Trading Assets		3,850
Premises and fixed assets (including capitalized leases)		4,012
Other real estate owned		482
Investments in unconsolidated subsidiaries and associated companies		374
Intangible assets
Goodwill		8,912
Other intangible assets		18,523
Other assets		18,966

Total assets		$400,807

LIABILITIES
Deposits:
In domestic offices		$284,509
Noninterest-bearing	77,344
Interest-bearing	207,165
In foreign offices, Edge and Agreement subsidiaries, and IBFs		32,180
Noninterest-bearing	8
Interest-bearing	32,172
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		3,274
Securities sold under agreements to repurchase		6,805

Dollar Amounts
In Millions
Trading liabilities	2,957
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	4,705
Subordinated notes and debentures	10,580
Other liabilities	16,959

Total liabilities	$361,969

Minority interest in consolidated subsidiaries	58

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	520
Surplus (exclude all surplus related to preferred stock)	24,751
Retained earnings	13,150
Accumulated other comprehensive income	359
Other equity capital components	0

Total equity capital	38,780

Total liabilities, minority interest, and equity capital	$400,807

I, Karen B. Nelson, Vice President of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.
Karen B. Nelson
Vice President
We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Dave Hoyt John Stumpf	Directors
Carrie Tolstedt